Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-3 Registration Statement filed by SurgePays, Inc. & Subsidiaries (“the Company”), on September 6, 2023, of our report dated March 30, 2023, on the Company’s consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2022 and the related notes. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Very truly yours,

Rodefer Moss & Co, PLLC

September 6, 2023